                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Network Equipment Technologies
- - - - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- - - - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- - - - - --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- - - - - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

- - - - - --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- - - - - --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - - - - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement No.:

- - - - - --------------------------------------------------------------------------------

     (3) Filing party:

- - - - - --------------------------------------------------------------------------------

     (4) Date filed:

- - - - - --------------------------------------------------------------------------------

                                     [LOGO]

                               800 SAGINAW DRIVE
                        REDWOOD CITY, CALIFORNIA  94063

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 9, 1994

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Network Equipment Technologies, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, August 9, 1994, at 10:00 a.m., local time, at the principal offices of the Company, 800 Saginaw Drive, Redwood City, California, for the following purposes:

         1. To elect Directors to serve for the terms specified in the accompanying Proxy Statement and until their successors are elected and qualified.

         2. To approve amendments to the Company's 1993 Stock Option Plan concerning the Non-Employee Director Automatic Stock Option Grant Program.

         3. To ratify the appointment of Deloitte & Touche as independent accountants of the Company for the fiscal year ending March 31, 1995.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on June 15, 1994, are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                              By Order of the Board of Directors


                                              CRAIG M. GENTNER
                                              Secretary

Redwood City, California
June 24, 1994

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                     [LOGO]

                               800 SAGINAW DRIVE
                        REDWOOD CITY, CALIFORNIA  94063

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 AUGUST 9, 1994

         The enclosed proxy is solicited on behalf of the Board of Directors of Network Equipment Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on August 9, 1994 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at the principal offices of the Company located at 800 Saginaw Drive, Redwood City, California 94063. Stockholders of record on June 15, 1994, will be entitled to notice of and to vote at the Annual Meeting.

         The Company intends to mail this Proxy Statement and accompanying proxy (the "Proxy") to stockholders on approximately June 24, 1994.

VOTING

         On June 15, 1994, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 17,150,617 shares of Common Stock of the Company ("Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. In addition, abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

REVOCABILITY OF PROXIES

         Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 800 Saginaw Drive, Redwood City, California 94063, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation





                                       1.

will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. The Company reserves the right to have an outside solicitor conduct the solicitation of proxies and to pay such solicitor for its services.

________________________________________________________________________________

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS
________________________________________________________________________________


ELECTION OF DIRECTORS

         The Certificate of Incorporation of the Company provides for a classified Board of Directors. The Bylaws of the Company authorize the Board to consist of between five and eight directors; the number currently authorized is eight. The Board is divided into three classes, designated Class I, Class II and Class III, whose respective current terms expire at the 1994, 1995 and 1996 Annual Meetings of Stockholders. The terms of Messrs. Arnold, Peterson, and Vigilante as Class III Directors, and Messrs. Baldwin, Doll and Wolf as Class II Directors, continue beyond the Annual Meeting. The two nominees for Class I Director are Messrs. Francesconi and Gill. Each person nominated for election as a Class I Director has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for such nominees. The two candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Class I Directors of the Company. If elected, the members of Class I will hold office until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified or until their death, resignation or removal.

DIRECTORS

         Set forth below is information regarding the nominees for director, Messrs. Francesconi and Gill, and information regarding other incumbent directors of the Company, including information regarding their business experience, certain other directorships held by them, and their ages as of May 30, 1994. In addition, the Class to which the individual is nominated or in which he is incumbent and expiration of the term of that Class is also set forth.

                                                                              CLASS AND
                                                             DIRECTOR         YEAR TERM
           NAME OF NOMINEE                     AGE            SINCE            EXPIRES
           ---------------                     ---            -----            -------
         Joseph J. Francesconi                 51              1994         Class I-1997
         Walter J. Gill                        59              1991         Class I-1997


                                                                              CLASS AND
                                                             DIRECTOR         YEAR TERM
            NAME OF INCUMBENT                  AGE            SINCE            EXPIRES
            -----------------                  ---            -----            -------
         John B. Arnold                         71             1983         Class III-1996
         Robert H. B. Baldwin                   73             1988         Class II-1995
         Dixon R. Doll                          51             1984         Class II-1995
         DuWayne J. Peterson, Jr.               61             1991         Class III-1996
         Frank S. Vigilante                     64             1992         Class III-1996
         Hans A. Wolf                           65             1992         Class II-1995





                                       2.

         John B. Arnold has served as a director of the Company since August
1983.   He served as Acting Chief Executive Officer from January 1, 1994, to
March 9, 1994, at which time he was elected Chairman of the Board. He was Vice President of Harris Corporation from 1981 until his retirement in 1986.

         Robert H. B. Baldwin has served as a director of the Company since November 1988. He is now retired. Mr. Baldwin was Chairman and a Managing General Partner of the Lodestar Group, an investment banking concern, from January 1, 1989 to December 31, 1991. Mr. Baldwin served as Chairman of the Morgan Stanley Advisory Board from January 1984 to December 1988. He served as Chairman and Managing Director of Morgan Stanley Group, Inc. from January 1983 to December 1983, and as President and Managing Director from 1973 to 1982.

         Dixon R. Doll has served as a director of the Company since April 1984. Dr. Doll is Chairman and Chief Executive Officer of the DMW Group, Inc., a telecommunications and information systems consulting firm, which he founded in 1971. Dr. Doll has also been a partner of Accel Partners, a private venture capital investment partnership, since September 1985. Dr. Doll also serves as a director of Racotek, Inc. a public company, and a number of private companies.

         Joseph J. Francesconi was appointed President, Chief Executive Officer and a director of the Company in March 1994. From 1977 until he joined the Company, Mr. Francesconi served in a number of management capacities at Amdahl Corporation, a leading mainframe manufacturer, most recently as Executive Vice President. Prior to joining Amdahl Corporation, Mr. Francesconi spent 12 years with IBM Corporation.

         Walter J. Gill, a founder of the Company, has served as a director of the Company since January 1991 and from May to August 1983. Since 1988 he has served as Vice President and Chief Technology Officer. Prior to that time, he served in several senior management positions, including Vice President and General Manager, Private Network Division and at the Company as the Chief Technical Officer from April 1987 to February 1988, and as Vice President, Engineering from July 1983 until April 1987.

         DuWayne J. Peterson, Jr. has served as a director of the Company since October 1991. Mr. Peterson is President of DuWayne Peterson Associates, an information technology consulting firm. From 1986 to 1991, Mr. Peterson was Executive Vice President, Operations/Systems and Telecommunications of Merrill Lynch & Co., Inc. Mr. Peterson served nine years with Security Pacific Corporation, where he became Executive Vice President of the Automated Data Processing Group in 1978 and Chairman of Security Pacific Automation Company in 1984.

         Frank S. Vigilante has served as a director of the Company since April 1992. Since his retirement from AT&T in February 1987, Mr. Vigilante has served as a telecommunications management consultant. Before his retirement, Mr. Vigilante served in various capacities with AT&T over a period of 29 years, including service from 1983 as President of Product Management and Development for AT&T Information Systems and service from 1985 as a Senior Vice President of AT&T.

         Hans A. Wolf has served as a director of the Company since August 1991. Mr. Wolf retired on December 31, 1992, as Vice Chairman of the Board of Syntex Corporation, a worldwide pharmaceutical company, and he retired from the Syntex Board in December 1993. He headed several of Syntex's business units and served as Chief Administrative Officer from 1975 until his retirement. Previously, Mr. Wolf spent 20 years at Texas Instruments where he held a number of positions, including Vice President and Treasurer.

STOCK OWNERSHIP

         The following table sets forth certain information, as of May 30, 1994, regarding ownership of the Company's Common Stock by (i) each director and nominee, (ii) each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.





                                       3.

Directors, Five Percent                                                                      Approximate
Stockholders and all                                                                        Percentage of
Directors and Officers                                      Number of                        Outstanding
as a Group                                                    Shares                            Shares
- - - - - -----------------------                                      --------                         ----------
Kopp Investment Advisors (1)  . . . . . . . . . . . . .     2,846,050                                17%
6600 France Avenue South, Suite 672
Edina, Minnesota  55435

RCM Capital Management (1)  . . . . . . . . . . . . . .     1,586,600                                 9%
Four Embarcadero Center, Suite 2900
San Francisco, California 94111-4189

State of Wisconsin Investment Board (1) . . . . . . . .     1,515,000                                 9%
121 East Wilson Street
Madison, Wisconsin 53707

J. P. Morgan & Co., Inc. (1)  . . . . . . . . . . . . .     1,441,000                                 8%
60 Wall Street
New York, New York 10260

John B. Arnold (2)  . . . . . . . . . . . . . . . . . .        77,998                                  *

Robert H. B. Baldwin (3)  . . . . . . . . . . . . . . .        59,863                                  *

John K. Clary (4) . . . . . . . . . . . . . . . . . . .        37,414                                  *

Dixon R. Doll (5) . . . . . . . . . . . . . . . . . . .       142,653                                  *

Joseph J. Francesconi (6) . . . . . . . . . . . . . . .             0                                  *

Craig M. Gentner (7)  . . . . . . . . . . . . . . . . .        64,791                                  *

Walter J. Gill (8)  . . . . . . . . . . . . . . . . . .       202,085                                  *

DuWayne J. Peterson, Jr. (9)  . . . . . . . . . . . . .        13,344                                  *

Raymond E. Peverell (10)  . . . . . . . . . . . . . . .        16,666                                  *

Frank S. Vigilante (11) . . . . . . . . . . . . . . . .        14,626                                  *

Daniel J. Warmenhoven (12)  . . . . . . . . . . . . . .       266,356                                  *

Hans A. Wolf (13)   . . . . . . . . . . . . . . . . . .         9,830                                  *

All Officers & Directors as a group
(twelve persons) (14) . . . . . . . . . . . . . . . . .       905,626                                 5%

See page 10 for a description of the options granted to the Company's CEOs and four other most highly compensated officers for fiscal 1994 under the 1993 Stock Option Plan. Identified stockholders are "beneficial" owners as defined in Securities and Exchange Commission regulations.

* Represents less than 2% of the outstanding shares
__________________________________





                                       4.

(1) This information is acquired from publicly available information filed with the Securities and Exchange Commission as of March 31, 1994, except for J. P. Morgan & Co., Inc., which is as of May 31, 1994, or otherwise made available by the above named entities. The Company has been advised that: Kopp Investment Advisors has no voting and no investment power with respect to all of the shares, and shared dispositive power with respect to all of the shares shown opposite its name; RCM Capital Management has sole voting and investment power with respect to 1,398,000 of the shares, and sole dispositive power with respect to 1,586,600 of the shares, shown opposite its name; State of Wisconsin Investment Board has sole voting and investment power with respect to the shares shown opposite its name. J. P. Morgan & Co., Inc. has sole voting power with respect to 1,098,100 of the shares, and sole dispositive power with respect to all of the shares shown opposite its name. The Company has not independently verified the accuracy of this information.
(2) Includes 76,998 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(3) Includes 57,663 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(4) Includes 37,414 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(5) Includes the following shares as to which Dr. Doll disclaims beneficial ownership: 393 shares owned by his son, and 4,800 shares owned by International Synergies Ltd., a corporation in which Dr. Doll has a beneficial interest. Also includes 45,663 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(6)      Mr. Francesconi does not own any Company Common Stock shares.
(7) Includes 64,791 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(8) Includes 96,250 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(9) Includes 12,344 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(10) Includes 16,666 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(11) Includes 11,626 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(12) Includes 5,313 shares purchased by Mr. Warmenhoven under the 1988 Restricted Stock Award Plan which are unvested as of May 30, 1994. Also includes 182,083 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(13) Includes 9,330 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options.
(14) See notes (2) through (13) above. Includes 610,828 shares issuable within 60 days of May 30, 1994, upon exercise of outstanding options, and 5,313 shares purchased under the 1988 Restricted Stock Award Plan which are unvested as of May 30, 1994.

BOARD COMMITTEES AND MEETINGS

         The Board of Directors has, pursuant to its powers, designated several committees of the Board. These include the Audit and Compensation Committees, for which compensation is paid and stock options are granted to members, and the Finance and Nominating Committees, for which no compensation is paid and no stock options are granted to members. The Audit Committee consists of Messrs. Doll, Peterson and Wolf, and the Compensation Committee consists of Messrs. Baldwin, Doll and Vigilante. The Finance Committee consists of Messrs. Baldwin and Wolf, and the Nominating Committee consists of Messrs. Doll and Wolf.

         The functions of the Audit Committee include review with the independent accountants of the audit plan and results of each audit and review with management of the scope and quality of internal accounting and financial reporting controls in effect. The functions of the Compensation Committee include determining remuneration for senior officers and directors and the administration of the Company's stock plans. The functions of the Finance Committee include review of the Company's cash management and investment strategies. The functions of the Nominating Committee include establishment of criteria and procedures for the selection of new directors.

         During the fiscal year ended March 31, 1994, the Board of Directors held six meetings, the Audit Committee held four meetings and the Compensation Committee held five meetings. Meetings were held by the Nominating Committee and the Finance Committee in preparation for the Annual Meeting. Each incumbent director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which he served during the fiscal year. There are no family relationships among executive officers or directors of the Company.





                                       5.

REMUNERATION

         Each non-employee Board member receives $18,000 per year and $1,000 for attendance at each meeting of the Board and of any active standing committee of the Board for which compensation is paid and on which the director serves; committee chairmen receive a $2,000 fee for attending a meeting of that committee. Non-employee directors are eligible for reimbursement of expenses for attending meetings of the Board of Directors or any committees thereof. Non-Employee directors are also eligible to participate in the Automatic Grant Program of the 1993 Stock Option Plan. (See Proposal No. 2 - "Amendment of Non-Employee Director Automatic Stock Option Grant Program.") The Chairman of the Board receives $2,000 per Board Meeting and annually is granted an option for 4,000 shares of Common Stock under the Automatic Grant Program. In addition, until March 31, 1995, the Chairman of the Board of Directors will receive $3,000 per month for services rendered.

         Non-employee directors first elected to the Board after the 1992 Annual Meeting must retire at age 72. All other non-employee directors must retire at age 75.

________________________________________________________________________________

  PROPOSAL NO. 2 - AMENDMENT OF NON-EMPLOYEE DIRECTOR AUTOMATIC STOCK OPTION
                                 GRANT PROGRAM
________________________________________________________________________________

INTRODUCTION

         On June 14, 1994, the Board adopted the recommendation of the Compensation Committee that the Non-Employee Director Automatic Stock Option Grant Program portion of the 1993 Stock Option Plan (the "Program") be amended, subject to shareholder approval, to eliminate accelerated vesting of options at the time of retirement from the Board, and to allow all outstanding and future options issued under the Program to Non-Employee Directors to continue to vest and to be exercisable after retirement until expiration or sooner termination of the Option Agreement. The term "retirement" applies to Directors who have served for more than three years and who are at least age 65 at the time they cease serving on the Board (other than by reason of death).

NON-EMPLOYEE DIRECTOR AUTOMATIC STOCK OPTION GRANT PROGRAM

         The automatic option grant program under the 1993 Stock Option Plan authorizes the grant of options to non-employee members of the Board. At each Annual Meeting of Stockholders each non-employee Board member who is first elected or re-elected at that meeting is automatically granted options to purchase 12,000 shares of Common Stock. A pro-rated number of shares is awarded to each non-employee Board member who is first elected or appointed other than on the date of an Annual Meeting. In addition, each non-employee Director who serves on an active standing committee of the Board is automatically granted options each year to purchase 4,000 shares of Common Stock for each committee on which he or she serves plus an additional 4,000 shares for each active standing committee on which he or she serves as chairman. Current standing committees whose members receive options are the Compensation and the Audit Committees. A pro-rated number of shares is awarded to each non-employee Board member who is first appointed to an active standing committee or to a chairmanship other than on the date of an Annual Meeting.

         The option price per share for each automatic grant is the fair market value per share of Common Stock on the date of grant, and the option price for purchased shares is payable in cash or shares of Common Stock or through a cashless exercise procedure. Option agreements have a maximum term of 10 years from the grant date.

         Automatic option grants become exercisable as to one-third of the shares after one year and as to the remainder of the shares in monthly installments over the following 24 months, provided the optionee remains a member of the Board. However, full and immediate vesting will occur upon a Corporate Transaction or Change in Control (as such terms are defined in the 1993 Stock Option Plan). Also, each automatic option grant will be automatically canceled upon the occurrence of a Hostile Take-Over (as such term is defined in the 1993 Stock Option





                                       6.

Plan); in return, if the option has been held at least 6 months, the optionee will be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price (as such term is defined in the 1993 Stock Option Plan) of the shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares.

         Currently all options granted under the Program and outstanding for at least one year prior to a member's retirement from the Board or death while serving on the Board become fully vested at the time of such retirement or death, provided such Non-employee Board member has served on the Board for at least three years and, in the case of retirement, is at least age 65 at the time of retirement. Upon ceasing to be a Board member for any reason (other than death) an optionee has three months to exercise the options exercisable at the time of such cessation. Except as provided above, should the optionee die while serving on the Board or within three months of ceasing to serve on the Board, then those options vested at the time of death may subsequently be exercised by the personal representative of the optionee's estate or by the persons to whom such options are transferred by the optionee's will or by the laws of inheritance within 12 months of the director's death.

         If Proposal No. 2 is approved by the stockholders, the Program and each option currently outstanding under the Program will be amended to provide that all stock options granted under this Program to Directors who have served for at least three years as non-employee Board members and who are at least age 65 at the time of retirement from the Board shall continue to vest and be exercisable until the expiration or sooner termination of the applicable Stock Option Agreement. If a retired Non-employee Board member dies, then those options vested at the time of death may subsequently be exercised by the personal representative of the optionee's estate or by the persons to whom such options are transferred by the optionee's will or by the laws of inheritance within 12 months of the Director's death.

         The following table sets forth the options that were received during fiscal 1994 under the Program. Because Non-employee Directors are the only recipients of options under this Program, there is no tabular presentation showing employees, officers or employee directors. The benefits of the extension upon retirement of the period for option exercise and the benefit reductions from the elimination of accelerated vesting upon retirement contained in Proposal No. 2 depend on the nature and timing of retirement from the Board and, accordingly, are not determinable. There are no federal income tax consequences to the Company or to the recipients from the amendments to the 1993 Stock Option Plan set forth in Proposal No. 2.

                                                      Options Received Under the
            Name and Position                       Automatic Option Grant Program
            -----------------                       -------------------------------
All current directors who are not executive                     88,000
officers as a group (6 persons)

         Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting. A copy of the 1993 Stock Option Plan, which includes the Non-Employee Director Automatic Option Grant Program, may be obtained by any stockholder upon written request to the Secretary of the Corporation at the corporate offices in Redwood City.


         THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

________________________________________________________________________________

        PROPOSAL NO.  3 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
________________________________________________________________________________

         The Company is asking the stockholders to ratify the selection of Deloitte & Touche as the Company's independent public accountants for the fiscal year ending March 31, 1995. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.





                                       7.

         In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

         Deloitte & Touche has audited the Company's financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 1995.

________________________________________________________________________________

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION
________________________________________________________________________________

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth the compensation earned by the Company's Chief Executive Officer (and former Chief Executive Officers) and the Company's four other most highly compensated executive officers for services rendered in all capacities to the Company for each of the last three fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION AWARDS(2)
                                       ------------------------------------------------------------
                                                                            LONG-TERM COMPENSATION
                                                                            -----------------------
                                                                                             ALL
                                                                            SECURITIES      OTHER
              NAME AND                                                      UNDERLYING     COMPENSA-
         PRINCIPAL POSITION            YEAR    SALARY($)(1)     BONUS($)    OPTIONS(#)     TION($)(3)
         ------------------            -----   ------------     ---------   ----------     --------
Daniel J. Warmenhoven,...............   1994     $396,725(4)     $150,000      40,000       $84,330
  Chairman of the Board,                1993      344,199          94,200           0         3,534
  President and Chief                   1992      312,472         145,099      50,000
  Executive Officer

John B. Arnold,......................   1994      128,500(5)            0      36,000             0
  Acting Chief Executive                1993            0               0      24,000             0
  Officer                               1992            0               0           0

Joseph J. Francesconi,...............   1994       18,846(6)            0     225,000             0
  President and Chief Executive         1993            0               0           0             0
  Officer                               1992            0               0           0

Craig M. Gentner,....................   1994      180,387          70,200      15,000         1,000
  Senior Vice President,                1993      169,386          27,000           0         1,000
  Chief Financial Officer               1992      151,192          43,400      40,000
  and Corporate Secretary

Raymond E. Peverell,.................   1994      200,769          90,000      25,000         1,000
  Senior Vice President,                1993       44,615               0      50,000             0
  Sales and Marketing                   1992            0               0           0

Walter J. Gill,......................   1994      164,747          63,400      10,000         1,000
  Vice President and Chief              1993      128,153          19,100           0         1,500
  Technology Officer                    1992      143,800          37,900           0

John K. Clary,.......................   1994      157,853          63,300      35,000         1,000
  Senior Vice President,                1993      142,197          22,900           0             0
  Product Operations                    1992      129,769          33,100      10,000

__________________________
(Footnotes continued on next page)


                                       8.

1/ Salary and bonus includes amounts deferred pursuant to the Company's 401(k) Plan.

2/ No restricted stock grants were made to any of the above named officers during the last three (3) fiscal years. As of March 31, 1994, Mr. Warmenhoven held 7,500 unvested shares of restricted stock with a market price, less consideration paid by him, of $62,737.50.

3/ "All Other Compensation" includes the following: (i) matching contributions in the amount of $1,000 to the Company's 401(k) Plan on behalf of Messrs. Gentner, Peverell, Gill and Clary to match 1993 pre-tax salary deferral contributions (which are included under Salary) made by each to such plan, and, (ii) in the case of Mr. Warmenhoven, matching contributions in the amount of $1,000 to the Company's 401(k) Plan, forgiveness of a relocation loan in the amount of $81,851.33, and a premium payment of $1,478.57 to continue a policy of life insurance which expired on April 30, 1994. "All Other Compensation" includes only amounts earned for the two fiscal years ending March 31, 1994.

4/       Includes $89,850 in severance payments to Mr. Warmenhoven.

5/ Includes all cash compensation (other than Non-employee Director fees) paid to Mr. Arnold between October 19, 1993 and March 31, 1994.

6/ Per the terms of his employment agreement, receipt by Mr. Francesconi of cash compensation earned through June 30, 1995, has been deferred until June 30, 1995.

STOCK OPTIONS

         The following table shows all grants of options to the named executive officers of N.E.T. during the 1994 fiscal year. Pursuant to Securities and Exchange Commission ("SEC") rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually at compounded rates of 5% and 10% respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. If the stock price does not appreciate, compensation to executives from options will be zero.


                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                          NUMBER OF      % OF TOTAL                             POTENTIAL REALIZABLE VALUE
                         SECURITIES       OPTIONS                                  AT ASSUMED RATES OF
                         UNDERLYING      GRANTED TO                              STOCK PRICE APPRECIATION
                           OPTIONS      EMPLOYEES IN   EXERCISE OR                  FOR OPTION TERM(6)
                           GRANTED         FISCAL      BASE PRICE   EXPIRATION  ----------------------------
   NAME                 (# SHARES)(2)     YEAR(4)       ($/SH)(5)      DATE         5%             10%
   ----                 -------------   ------------   -----------   ---------  -------------  -------------
Warmenhoven.............     40,000         2.5008%      $ 7.000      5/24/03  $  176,090.50  $  446,247.89
Francesconi.............    225,000        14.0673         7.750      3/14/04   1,096,635.01   2,779,088.41
Arnold..................     24,000(3)      1.5002        10.625      8/10/03     160,368.12     406,404.31
Arnold..................     12,000(3)      0.7502         9.625      1/18/04      72,637.33     184,077.25
Gentner.................     15,000         0.9378         7.000      5/24/03      66,033.94     167,342.96
Peverell................     25,000         1.5630         9.625      1/18/04     151,327.77     383,494.28
Gill....................     10,000         0.6252         7.000      5/24/03      44,022.62     111,561.97
Clary...................     10,000         0.6252         7.000      5/24/03      44,022.62     111,561.97
Clary...................     25,000         1.5630         9.625      1/18/04     151,327.77     383,494.28


                                       9.

1/ The Company did not grant any Stock Appreciation Rights during the last, or in any prior fiscal year.

2/ Includes options granted under the 1983 and 1993 Stock Option Plans during fiscal 1994. Options are granted at fair market value at date of grant, and become exercisable for 25% upon the expiration of twelve
         (12) months from Grant Date; the balance becoming exercisable in a series of thirty-six (36) successive equal monthly installments beginning thirteen (13) months after the Grant Date until the forty-eighth (48th) month following the Grant Date. Each option has a maximum term of ten years subject to earlier termination in the event of the optionee's termination of employment with the Company. Does not include stock issued under the Company's 1990 Employee Stock Purchase Plan.

3/ Shows option granted to Mr. Arnold under the 1993 Stock Option Plan for 12,000 shares and options for 24,000 shares under the Non-Employee Director Automatic Grant Program during fiscal 1994. These options were granted at fair market value at date of grant, and become exercisable for 33 1/3% of the shares upon the expiration of twelve
         (12) months from Grant Date; the balance becoming exercisable in a series of twenty-four (24) successive equal monthly installments beginning thirteen (13) months after the Grant Date until the thirty-sixth (36th) month following the Grant Date.

4/ A total of 1,599,450 options were granted to employees, including executive officers and directors, during fiscal 1994.

5/ The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or in a combination of cash and stock.

6/ The Potential Realizable Value uses the hypothetical rates imposed by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's stock price. There can be no assurance that the value reflected in this table will be achieved. Unless the stock price increases, which will benefit all stockholders commensurately, an optionee will realize no gain.


         The following table sets forth information concerning the grant and the exercise of options during the 1994 fiscal year and unexercised options held as of the end of such year by persons who served as the Chief Executive Officer of the Company, as well as the Company's four (4) other most highly-paid executive officers for such fiscal year.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                              AGGREGATE
                                            VALUE REALIZED       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES      (MARKET PRICE AT     UNDERLYING UNEXERCISED             IN-THE-MONEY
                              ACQUIRED      EXERCISE LESS        OPTIONS AT FY-END(#)          OPTIONS AT FY-END($)
                             ON EXERCISE   EXERCISE PRICE)    ---------------------------   ---------------------------
   NAME                          (#)             ($)          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
   ----                     ------------   ----------------   -----------   -------------   -----------   -------------
Warmenhoven..................        0        $     0.00        163,750         71,250      $226,404.50      $82,343.75
Francesconi..................        0              0.00              0        225,000             0.00            0.00
Arnold(1)....................    1,000          1,500.00         75,665         47,334        24,250.00            0.00
Gentner......................        0              0.00         57,292         32,708        52,135.42       29,737.25
Peverell.....................        0              0.00         14,583         60,416             0.00            0.00
Gill.........................        0              0.00         89,583         20,416       156,766.75       31,979.17
Clary........................        0              0.00         32,525         44,307        51,996.44       27,027.25


1/       The 1,000 Shares acquired by Mr. Arnold are currently owned by Mr.
Arnold and are included in the Stock Ownership table on page 5. Of the unexercised options held by Mr. Arnold, all but 12,000 were granted under the Non-Employee Director Automatic Stock Option Grant Program.


                                      10.

COMPENSATION COMMITTEE REPORT

         As members of the Compensation Committee (the "Committee") of the Network Equipment Technologies, Inc. Board of Directors, it is our duty to exercise the power and authority of the Board of Directors with respect to the compensation of executive officers. As such, it is our responsibility to set the base salaries and to approve the individual incentive awards to such executive officers during the year. In addition, the Committee administers the Company's 1993 Stock Option Plan, 1988 Restricted Stock Award Plan and 1990 Employee Stock Purchase Plan.

         For the 1994 fiscal year, the Committee approved the compensation payable to Mr. Warmenhoven (Chief Executive Officer until his resignation effective December 31, 1993); Mr. Arnold (who served as Acting Chief Executive Officer until the appointment on March 9, 1994, of Mr. Francesconi as President and Chief Executive Officer); and of Mr. Francesconi. The base salary and incentive compensation of the Company's executives, other than CEO compensation, are established by the CEO with assistance of the Company's human resources staff and are reviewed and approved by the Compensation Committee.

COMPENSATION PHILOSOPHY

         Under the supervision of the Committee, the Company has developed a compensation philosophy which is designed to attract and retain qualified key executive officers critical to the Company's success and to provide such executives with performance-based incentives tied to the profitability of the Company and stockholder value. As an officer's level of responsibility and accountability within the Company increases over time, a greater portion of each executive officer's compensation is intended to be dependent upon the Company's performance, the individual's contribution to the success of the Company as measured by individual performance, and stock price appreciation rather than upon base salary. Accordingly, each executive officer's compensation package is fundamentally comprised of three elements: (i) base salary which reflects individual responsibilities, performance and expertise;
(ii) annual variable performance awards payable in cash and tied to the individual's and the Company's achievement of certain goals; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officer and the Company's stockholders.

COMPENSATION FACTORS

         Several important factors which were considered in establishing the components of each executive officer's compensation package for the 1994 fiscal year are summarized below. In setting executive compensation for future fiscal years, additional factors may also be taken into account and the Committee may in its discretion apply entirely different factors, particularly different measures of performance. All compensation decisions are designed to further the Company's compensation philosophy described above.

         Base Salary. Base compensation is established based on competitive market rates, through comparisons with companies of similar size and complexity, at the time the executive is first hired. Base compensation thereafter is reviewed annually using an analysis of competitive salary ranges provided by independent compensation surveys which focuses on Silicon Valley companies, with particular emphasis on the reported compensation paid by companies similar in size and business who compete with the Company in the recruitment and retention of senior personnel. The base salary level for executive officers is generally at the sixtieth percentile level determined for such individuals on the basis of the external salary data provided the Committee by the independent compensation surveys. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison for shareholder returns. Therefore, the compensation comparison group is not the same as the industry group index in the Performance Graph, below.

         Incentive Compensation. The Company's officers are eligible to participate in an annual incentive compensation plan with awards based primarily on financial and individual performance targets. Targeted awards for executive officers of the Company under this plan are consistent with targeted awards of companies of similar size and complexity to the Company, based on a review of independent compensation surveys covering companies in the Silicon Valley. Actual awards were subject to decrease or increase on the basis of the Company's core business performance (which did not include the Company's Adaptive Division) and the individual's performance and at the discretion of the Committee. In the 1994 fiscal year, executive officers were eligible for target incentives set





                                      11.

between 40% and 50% of salary. Payouts with respect to 1994 were based on Company performance as well as individual performance against objectives which directly supported the achievement of the Company's goals. The Company's core business performance for 1994 was measured on the basis of operating profit and the 1994 goals were substantially met and payouts were based on Company performance.

         Long-Term Incentive Compensation. The Company has adopted the 1993 Stock Option Plan and 1988 Restricted Stock Award Plan to provide executive officers and other key employees with incentives to maximize long-term stockholder values. Awards under the 1993 Stock Option Plan can take the form of stock options and stock appreciation rights, and awards under the 1988 Restricted Stock Award Plan take the form of restricted stock, all of which are designed to give the recipient a significant equity stake in the Company and thereby closely align their interest with those of the Company's stockholders. In addition to linking executive compensation directly to stockholder value, the Committee believes that stock options and restricted stock awards, through staged vested provisions, perform an important role in motivating and retaining key executives. The Committee has established certain general guidelines in making option grants to corporate officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and his or her existing holdings of vested and unvested options. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

         CEO Compensation. Mr. Warmenhoven served as Chief Executive Officer from the beginning of the fiscal year until December 31, 1993. Mr. Arnold, a member of the Board of Directors and, until December 31, 1993, a member of the Audit and Compensation Committees, served as acting Chief Executive Officer following Mr. Warmenhoven's departure until his successor was appointed. Mr. Joseph Francesconi was appointed President, Chief Executive Officer and a director of the Company as of March 9, 1994.

         The annual base salary paid to Mr. Warmenhoven for the 1994 fiscal year was set in 1993 based on competitive market rates and the Committee's review of his performance, consistent with the aforementioned philosophy.
Stock options to purchase 40,000 shares, but no restricted stock grants, were made to Mr. Warmenhoven during the last fiscal year. On November 19, 1993, in connection with Mr. Warmenhoven's announced intention to resign, the Company entered into an Employment, Consulting and Severance Agreement with him ("Agreement"). The Agreement provided, among other provisions regarding the terms of his employment while the Company searched for a new Chief Executive Officer, for the continuation of his base salary through March 31, 1995, the payment of a guaranteed bonus notwithstanding the Company's success or failure to achieve performance targets, and the forgiving of a housing loan previously extended to him and, consistent with an earlier agreement, payment of the taxes due as a result of such forgiveness. Such payments were made in partial consideration for Mr. Warmenhoven's agreement to provide services as a consultant through March 31, 1995 and his agreement not to seek employment from certain of the Company's direct competitors. The primary purpose of this Agreement was to provide Mr. Warmenhoven with an incentive to remain with the Company for a period during the search for a successor CEO, to limit his ability to assist competitors, and to secure his assistance and expertise in the new Chief Executive Officer's transition. The Committee consulted an independent compensation expert prior to executing the Agreement and believes that the payments called for under the Agreement were warranted in light of the significant contributions made by Mr. Warmenhoven to the Company's performance during his tenure and that the terms of the Agreement are appropriate under the circumstances.

         During Mr. Arnold's tenure as Chief Executive Officer, he was paid compensation based on a negotiated rate. No bonuses were paid or restricted stock grants were made to Mr. Arnold. A stock option to purchase 12,000 shares was granted to Mr. Arnold in consideration of his serving as Acting CEO.

         In March 1994, the Company entered into an employment agreement with Mr. Francesconi which provides for the deferral until June of 1995 of payment of a base salary of $350,000, and a target bonus for fiscal 1995 equal to 50% of his base salary, of which half will be paid regardless of Company or individual performance. A stock option to purchase 225,000 shares was also granted to Mr. Francesconi. In addition, the agreement provides that in the event of his termination other than for cause prior to completing two (2) years of service, Mr. Francesconi shall, for a period of one year, receive his base salary (subject to certain offsets), standard employee benefits and continued stock options vesting. The agreement also provides that he would not perform services for any competitor during that one-year period and he would provide services to the Company for up to three (3) days per month. The Committee believes that the terms of his employment agreement were necessary to attract a chief executive officer of Mr. Francesconi's caliber to the Company. In structuring the compensation, independent compensation advice was obtained.





                                      12.

         Tax Limit. The cash compensation to be paid to each of the Company's executive officers for the 1994 fiscal year is not expected to exceed the $1 million limit on the tax deductibility of such compensation imposed under federal tax legislation enacted in 1993. In addition, the Board intends to amend the Company's 1993 Stock Option Plan to impose a limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options over the remaining term of the Plan in order to ensure that any compensation deemed paid to an executive officer upon the exercise of an outstanding option under the 1993 Stock Option Plan will qualify as performance-based compensation and not be subject to the $1 million limitation on tax deductibility. No other changes to the Company's executive compensation programs are planned as a result of the new limitation until final Treasury Regulations are issued with respect to such limitation.

         We conclude our report with the acknowledgment that no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                                   Compensation Committee

                                                            Robert H. B. Baldwin
                                                            Dixon R. Doll
                                                            Frank S. Vigilante





                                      13.

STOCK PERFORMANCE GRAPH

         The graph depicted below shows the Company's stock price as an index assuming $100 invested over the five fiscal year period beginning on March 31, 1989, along with the composite prices of companies listed in the S&P 500 Index and H&Q Technology Index.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
            NETWORK EQUIPMENT TECHNOLOGIES, INC., S&P 500 INDEX &
                             H&Q TECHNOLOGY INDEX

                                    NETWORK
       MEASUREMENT PERIOD          EQUIPMENT                       H&Q TECHNOLOGY
      (FISCAL YEAR COVERED)        TECH INC.         S&P 500           INDEX
      ---------------------        ----------        -------       --------------
             MAR 89                  $100             $100              $100
             MAR 90                   139              115               111
             MAR 91                    37              127               128
             MAR 92                    64              137               150
             MAR 93                    28              153               165
             MAR 94                    39              151               184

Assumes $100 invested on 3/30/89 in Network Equipment Technologies stock, the S&P 500 Index, and the H&Q Technology Industry Index. Assumes reinvestment of all dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                      14.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         On January 8, 1993, the Company entered into an employment agreement with Raymond E. Peverell in connection with his initial employment. This agreement provides, among other things, that if he is terminated (other than for cause) prior to completing two (2) years of service then Mr. Peverell for one year would receive his base salary and standard employee benefits and his stock options would continue to vest. The Agreement also provides that he would not perform services for any competitor during that one-year period and that he would provide consulting services to the Company for up to three (3) days per month. The agreement provides for an annual base salary of $200,000 and an incentive payment of at least $90,000 for fiscal 1994.

         On February 23, 1994, the Company entered into an Employment Agreement with Craig M. Gentner providing for an annual base salary of $180,000. Under this Agreement, if Mr. Gentner's employment is terminated involuntarily other than for cause prior to February 23, 1996 (e.g. a change in control, a substantial reduction in responsibility or a relocation), then for one year Mr. Gentner would continue to receive his base salary (subject to certain offsets) standard employee benefits, and his targeted incentive bonus and his stock options would vest. During such one-year period, he would be obligated to provide services to the Company for up to an average of eight (8) hours per month.

         The Company's employment and consulting and severance contracts with Messrs. Francesconi and Warmenhoven are described above in the Compensation Committee Report. Each of the four agreements provides for a release of all claims by the employee as a condition to receiving the post-employment benefits.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1994 fiscal year transactions and
(ii) the written representations received from one or more of such persons the Company has concluded that the following persons failed to file timely Forms 4, or Forms 5 regarding changes in Ownership: Mr. John B. Arnold, Chairman of the Board, one report with respect to transfer of $100,000 7 1/4% Convertible Subordinated Debentures due in 2014 from a trust to an IRA on 10/1/93; Mr. John K. Clary, Senior Vice President, one report with respect to the sale of 237 shares of Common Stock on 11/10/93; Dr. Dixon R. Doll, Director, one report with respect to the transfer on 3/28/94, of 393 shares of Common Stock from his wife as trustee For Benefit Of minor child to an adult child.

________________________________________________________________________________

                                 OTHER BUSINESS
________________________________________________________________________________


         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment.





                                      15.

________________________________________________________________________________

                             STOCKHOLDER PROPOSALS
________________________________________________________________________________


         Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1995 must be received by the Company no later than February 23, 1995 in order to be included, if appropriate, in the Proxy Statement and Proxy relating to that meeting.

         In addition, pursuant to the Company's bylaws, in order for any stockholder to propose any business (including nominations for director) at an annual meeting, such stockholder is required to provide the Company with advance written notice at least 30 days prior to such meeting (no later than July 10, 1994, with respect to the Annual Meeting to be held August 9, 1994). The notice must contain certain information regarding such stockholder (and any nominee for director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a proxy statement filed with the Securities and Exchange Commission for solicitations of proxies to approve such proposed business.

         Any such proposals or notices should be directed to the attention of the Secretary, Network Equipment Technologies, Inc., 800 Saginaw Drive, Redwood City, California 94063.


                                              By order of the Board of Directors



                                              CRAIG M. GENTNER
                                              Secretary

June 24, 1994





                                      16.